Exhibit 99.1

ALTRIA REACHES AGREEMENT TO SELL ITS
STE. MICHELLE WINE ESTATES BUSINESS

•All-cash transaction with a purchase price of approximately $1.2 billion expected to close in the second half of 2021.
•Altria expects to use net cash proceeds for additional share repurchases subject to Board approval.

RICHMOND, VA – July 9, 2021 – Altria Group, Inc. (Altria) today announced that its subsidiary, UST LLC, has entered into a definitive agreement to sell its Ste. Michelle Wine Estates (Ste. Michelle) business to Sycamore Partners Management, L.P., a private equity firm specializing in consumer, retail, and distribution investments (Sycamore Partners), in an all-cash transaction with a purchase price of approximately $1.2 billion and the assumption of certain Ste. Michelle liabilities (Transaction). Altria's net cash proceeds will be subject to customary net working capital and other adjustments at closing.

Altria expects the Transaction to close during the second half of 2021, subject to Sycamore Partners obtaining the necessary financing and the satisfaction of customary closing conditions, including antitrust regulatory clearance.

“We believe the Transaction is an important step in Altria’s value creation for shareholders and allows our management team greater focus on the pursuit of our Vision to responsibly transition adult smokers to a non-combustible future,” said Billy Gifford, Altria’s Chief Executive Officer. “Ste. Michelle and its talented employees have built an outstanding portfolio of premium wine brands, and we wish them future success.”

“The Ste. Michelle leadership team and I look forward to working with the team at Sycamore Partners and believe we are well-positioned to drive the next phase of our growth,” said David Dearie, Ste. Michelle’s President and Chief Executive Officer.

Transaction-related Financial Implications

Altria expects to record any gain or loss on the Transaction and related disposition items, which it does not anticipate being material to Altria, in the second half of 2021. Altria intends to treat these amounts as special items and exclude them from its adjusted diluted earnings per share. Altria does not expect to account for the results of Ste. Michelle as discontinued operations.

Altria expects to use the net proceeds from the Transaction for additional share repurchases, subject to approval by its Board of Directors.
6601 West Broad Street, Richmond, VA 23230

Credit Suisse Securities (USA) LLC represented Altria as financial advisor, and White & Case LLP provided legal counsel to Altria for the Transaction.

Altria’s Profile

Altria has a leading portfolio of tobacco products for U.S. tobacco consumers age 21+. Altria’s Vision through 2030 is to responsibly lead the transition of adult smokers to a non-combustible future (Vision). Altria is Moving Beyond Smoking™, leading the way in moving adult smokers away from cigarettes by taking action to transition millions to potentially less harmful choices - believing it is a substantial opportunity for adult tobacco consumers, Altria’s businesses and society.

Altria’s wholly owned subsidiaries include the most profitable tobacco companies in their categories: Philip Morris USA Inc. (PM USA), U.S. Smokeless Tobacco Company LLC (USSTC) and John Middleton Co. (Middleton). Altria’s non-combustible portfolio includes Helix Innovations LLC (Helix), the maker of on! oral nicotine pouches, exclusive U.S. commercialization rights to the IQOS Tobacco Heating System® and Marlboro HeatSticks®, and an equity investment in JUUL Labs, Inc. (JUUL).

Altria complements its tobacco portfolio with ownership of Ste. Michelle Wine Estates Ltd. (SMWE) and equity investments in Anheuser-Busch InBev SA/NV (ABI), the world’s largest brewer, and Cronos Group Inc. (Cronos), a leading Canadian cannabinoid company.

The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal® and on!®. SMWE produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, 14 Hands® and Stag’s Leap Wine Cellars™, and it imports and markets Antinori® and Champagne Nicolas Feuillatte™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission.

Learn more about Altria at www.altria.com and follow us on Twitter, Facebook and LinkedIn.

Forward-Looking and Cautionary Statements

This release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Important factors that may cause actual results and outcomes to differ materially from those contained in such forward-looking statements include the parties’ ability to consummate the Transaction as expected (including uncertainties related to Sycamore Partners’ ability to obtain the necessary financing to consummate the Transaction); the possibility that one or more of the conditions to the consummation of the Transaction may not be satisfied; the possibility that regulatory approvals required for the Transaction may not be obtained in a timely manner, if at all; the parties’ ability to meet expectations regarding the timing, completion, and other matters relating to the Transaction; and any event that could give rise to the termination of the agreement with Sycamore Partners. Other important factors include the possibility that the expected benefits of the Transaction may not materialize in the expected manner or timeframe, if at all, and the other factors detailed in Altria’s publicly filed documents, including Altria’s Annual Report on Form 10-K for the year ended December 31, 2020 and its subsequent reports on Forms 10-Q and 8-K.

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Source: Altria Group, Inc.

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